Exhibit 10.4

WELSH, CARSON, ANDERSON & STOWE XII, L.P. (“WCAS”)
IGNITE AGGREGATOR LP (“APAX”)

VIA EMAIL

Barbara Gutierrez

bgutierrez@innovage.com

Dear Barbara:

Reference is made to the Transition and Separation Agreement, dated as of July 3, 2023, between you and Total Community Options, Inc., dba Innovage (the “Company”, and such agreement, the “Separation Agreement”). Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Second Amended and Restated Agreement of Limited Partnership of TCO Group Holdings, L.P., dated as of March 3, 2021 (the “Partnership Agreement”).

We acknowledge your cessation of service as the Company’s Chief Financial Officer and in all other offices and positions you may hold at TCO Group Holdings, L.P. (the “Partnership”) or the Company and its subsidiaries as of July 10, 2023, other than your continued employment with the Company in your role as Senior Advisor to the Chief Executive Officer of the Company, pursuant to the terms of the Separation Agreement, through September 15, 2023 or such earlier date as mutually agreed between you and the Company (the “Separation Date”). We agree your termination will be effective as of the Separation Date (and such period during which you serve as Senior Advisor will be referred to herein as the “Transition Period”).

Pursuant to the Separation Agreement, you agree to cooperate in the transition of your duties to your successor during the Transition Period. We also acknowledge your agreement with the Company, as set forth in the Separation Agreement, to cooperate with the Company and its affiliates in the defense or prosecution of any claim involving the Company and ongoing or future investigations involving the Company. Nothing in this letter agreement shall prohibit you from responding to any lawfully issued subpoena or cooperating or responding truthfully to any governmental inquiry. For the avoidance of doubt, nothing in this letter agreement shall be deemed a waiver, limitation, revocation, or retraction of any right you may have under applicable statutory or common law, Company by-law, certificate of incorporation or other governing documents or insurance policy to indemnification or advancement, including but not limited to any right you have to indemnification and/or advancement for legal fees and costs, or any other losses or expenses.

Reference is made herein to that certain Class B Unit Award Agreement between the Partnership and you dated as of September 22, 2020 (the “Award Agreement”). As of the Separation Date, subject to continued service through such date and subject to the Release Condition (as defined in the Separation Agreement), 82,756.13 of your 198,614.71 Class B Units scheduled to vest on July 27, 2024, pursuant to the Award Agreement shall be deemed vested as of the Separation Date.

For the avoidance of doubt, if such Separation Date occurs on or prior to July 27, 2023, 595,844.13 Class B Units will be vested (which includes the Class B Units scheduled to vest on July 27, 2023, and the remaining 993,073.55 Class B Units will be unvested.

In the event you voluntarily resign prior to the Separation Date (the date of such resignation or the Separation Date, each a “Termination Date”) the original terms of the Award Agreement shall control. In accordance with Section 3(a) of the Award Agreement, any Class B Units that are unvested as of your Termination Date shall automatically be forfeited and cease to be outstanding, without any payment therefor, except as otherwise set forth in the Award Agreement. Following the Termination Date, any vested Class B Units (including any Class B Units which may become vested pursuant to the terms herein) will remain outstanding, subject to the terms of conditions of the Award Agreement, the Equity Incentive Plan, and the Partnership Agreement, and shall continue to be governed by such the Award Agreement, the Equity Incentive Plan and the Partnership Agreement in all respects.

All other terms of your Award Agreement, the Equity Incentive Plan, and the Partnership Agreement that survive the termination of your service are hereby confirmed (including, without limitation Section 7.7 of the Partnership Agreement). Nothing in this letter modifies or supersedes the terms of the Separation Agreement.

Barbara, we very much appreciate your professionalism and cooperation in support of the Company’s success.

[Signature Page Follows]

WELSH, CARSON, ANDERSON & STOWE XII, L.P.
By WCAS XII Associates LLC, its General Partner

/s/ Thomas A. Scully
Thomas A. Scully

IGNITE AGGREGATOR LP
By Ignite GP Inc., its General Partner

/s/ Andrew Cavanna
Andrew Cavanna

TCO GROUP HOLDINGS, L.P.
By TCO Group Holdings, GP, LLC, its General Partner

/s/ Andrew Cavanna
Andrew Cavanna

ACCEPTED AND AGREED:

/s/ Barbara Gutierrez
Barbara Gutierrez